                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Sensormatic Electronics Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                      SENSORMATIC ELECTRONICS CORPORATION


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 22, 1996




     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation, will be held at the Deerfield Beach/Boca Raton Hilton, 100 Fairway Drive, Deerfield Beach, Florida 33441, on November 22, 1996, at 10 A.M., local time, for the following purposes:

           1. To elect two directors to serve for a term of three years and until their successors are elected and qualified; and

           2. To approve an amendment to the Company's 1995 Stock Incentive Plan to increase the total number of shares of the Company's Common Stock that may be issued under such Plan by 2,000,000; and

           3. To transact such other business as may be properly brought before the meeting.

     Only stockholders of record at the close of business on September 24, 1996, will be entitled to notice of, and to vote at, the meeting and any adjournment thereof.

     THE BOARD OF DIRECTORS OF SENSORMATIC ELECTRONICS CORPORATION HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND THE MEETING IN PERSON. IN ANY EVENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR STOCK PERSONALLY EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                                        By Order of the Board of Directors,


                                           WALTER A. ENGDAHL
                                               Secretary



Boca Raton, Florida
September 30, 1996

                      SENSORMATIC ELECTRONICS CORPORATION



                                PROXY STATEMENT





     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Sensormatic Electronics Corporation, a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at the Deerfield Beach/Boca Raton Hilton, 100 Fairway Drive, Deerfield Beach, Florida 33441, on November 22, 1996, at 10 A.M., local time, or at any adjournment or adjournments thereof. Only stockholders of record at the close of business on September 24, 1996, shall be entitled to notice of, and to vote at, the meeting. Shares represented by duly executed proxies received by the Company will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted for the election as directors of the persons who have been nominated by the Board of Directors, for the proposal to approve the amendment to the Company's 1995 Stock Incentive Plan, and in accordance with the judgment of the person or persons voting the proxies on any other matter that may properly be brought before the meeting. The execution of a proxy will in no way affect a stockholder's right to attend the Annual Meeting and to vote in person. Any proxy executed and returned by a stockholder may be revoked at any time thereafter except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

     The election of directors requires a plurality of the votes cast. The approval of the amendment to increase the number of shares that may be issued under the Company's 1995 Stock Incentive Plan requires the affirmative vote of a majority of the votes cast on such proposal, provided that the total vote cast represents over 50% of all shares entitled to vote thereon. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "for" or "against" are included. Shares represented by proxies marked to withhold authority to vote, and shares represented by proxies that indicate that the broker or nominee stockholder thereof does not have discretionary authority to vote them, will be counted only to determine the existence of a quorum at the Annual Meeting.

     This Proxy Statement and the accompanying proxy are being sent on or about September 30, 1996, to stockholders entitled to vote at the Annual Meeting of Stockholders. The cost of solicitation of the Company proxies will be borne by the Company. In addition to the use of the mails, proxy solicitations may be made by telephone, telecopier and personal interview by officers, directors and employees of the Company. The Company has also retained the services of Georgeson & Company Inc. to assist in the solicitation of proxies for a fee estimated at $8,000, plus reimbursement for out-of-pocket expenses. The Company will, upon request, reimburse brokerage houses and persons holding shares in their names or in the names of their nominees for their reasonable expenses in sending soliciting material to their principals. The Company's executive offices are located at 951 Yamato Road, Boca Raton, Florida, 33431-4425.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

     Only stockholders of record at the close of business on September 24, 1996, will be entitled to vote at the Annual Meeting of Stockholders and any adjournment thereof. At the close of business on September 24, 1996, there were outstanding 73,964,135 shares of Common Stock, $.01 par value, of the Company. Each of such shares is entitled to one vote. There was no other class of voting securities outstanding at that date.

     To the knowledge of the Company, as of September 24, 1996, no person beneficially owned more than five percent of the outstanding shares of Common Stock of the Company except as set forth in the table below. Each named person beneficially owned, as of the dates set forth below, the number of shares of Common Stock listed opposite its name, and, unless otherwise noted below, each such person had sole voting and investment power over such shares.


        NAME AND ADDRESS                            NUMBER OF             PERCENTAGE
       OF BENEFICIAL OWNER                         SHARES OWNED            OF CLASS
       -------------------                         ------------            --------

State of Wisconsin Investment Board                7,097,800  (1)             9.6%
  P.O. Box 7842
  Madison, Wisconsin 53702

Edward C. Johnson 3d,                              5,825,000  (2)             7.9%
Abigail P. Johnson and
FMR Corp.
  82 Devonshire Street
  Boston, Massachusetts 02109

Capital Guardian Trust Company                     4,735,500  (3)             6.4%
  333 South Hope Street
  Los Angeles, California 90071

Quantum Industrial Partners LDC                    4,319,300  (4)             5.8%
  Kaya Flamboyan 9
  Curacao, Netherlands Antilles
QIH Management Investor, L.P.
QIH Management, Inc.
  888 Seventh Avenue
  New York, New York 10106
George Soros
  888 Seventh Avenue
  New York, New York 10106
Purnendu Chatterjee
  888 Seventh Avenue
  New York, New York 10106



(1) Reflects shares beneficially owned as of June 30, 1996, according to a statement on Form 13F, dated July 26, 1996.

(2) Reflects shares beneficially owned as of August 31, 1996, according to a statement on Schedule 13G, dated May 10, 1996, as amended through Amendment Number 1 thereto dated September 10, 1996. According to such
     Schedule 13G, FMR Corp. ("FMR") and Mr. Johnson have sole investment power and no voting power over 5,685,100 shares and, through FMR's control of Fidelity Management Trust Company, have sole voting power over 70,400 shares, no voting power over 69,500 shares and sole investment power over

     139,900 shares. Edward C. Johnson 3d, Abigail P. Johnson, members of their family and associated trusts may be deemed to form a controlling group with respect to FMR.

(3) Reflects shares beneficially owned as of June 28, 1996, according to a statement on Form 13F, dated August 8, 1996, filed by Capital Guardian Trust Company. According to such Form 13F, Capital Guardian Trust Company has sole voting power over 3,508,800 shares, no voting power over 1,226,700 shares and shared investment power over 4,735,500 shares.

(4) Reflects shares beneficially owned as of June 28, 1996, according to a statement on Form 13F, dated August 14, 1996. As set forth in a statement on Schedule 13D, dated September 15, 1995, as amended through Amendment Number 1 thereto, dated February 9, 1996, Quantum Industrial Partners LDC ("Quantum Industrial"), QIH Management Investor, L.P. ("QIHMI"), QIH Management, Inc. ("QIH Management"), George Soros and Purnendu Chatterjee beneficially owned 4,121,150 shares held by Quantum Industrial and, with the exception of Quantum Industrial, had shared voting and investment power over all such shares. Quantum Industrial had no voting or investment power over any such shares. Mr. Soros also held 1,530,550 shares, over which he had sole voting and investment power. Dr. Chatterjee is the beneficial owner of 526,258 shares, which include 47,454 shares held directly by Dr. Chatterjee, 238,404 shares held by Chatterjee Fund Management, L.P. ("CFM"), of which he is the sole general partner, and 240,400 shares held by Winston Partners, L.P., of which CFM is the sole general partner.
________________________________

     The following table sets forth information as to the Common Stock of the Company beneficially owned as of September 24, 1996, by each director, nominee for director, each person named in the Summary Compensation Table under Executive Compensation, and by all directors and executive officers as a group:


                                                     AMOUNT AND NATURE
                                                       OF BENEFICIAL         PERCENT OF
NAME OF BENEFICIAL OWNER                                 OWNERSHIP          COMMON STOCK
- ------------------------                                 ---------          ------------

Ronald G. Assaf ..................................      1,545,817  (1)          2.1%
Thomas V. Buffett ................................         50,175  (2)          *
Timothy P. Hartman ...............................         91,666  (3)          *
Jerome M. LeWine .................................        153,500  (4)          *
James E. Lineberger ..............................        762,649  (5)          1.0%
Dr. Arthur G. Milnes .............................         30,000  (6)(12)      *
Garrett E. Pierce ................................             --               --
Terry W. Price ...................................         39,861  (7)          *
John T. Ray, Jr. .................................         38,500  (8)(12)      *
Robert A. Vanourek ...............................        160,000  (9)          *
Gerd Witter ......................................         24,800  (10)         *
All directors and executive officers as a group ..      3,174,511  (11)(12)     4.2%

________________________________
* Less than 1%.

(1) Includes 1,134,500 shares issuable upon exercise of options. Also includes 64,217 shares allocated to Mr. Assaf's account under the Employee Stock Ownership Plan (the "ESOP") as of June 30, 1996, over which Mr. Assaf has sole voting power. Does not include 22,104 shares held by Mrs. Assaf, and 3,000 shares held by trusts for the benefit of Mr. Assaf's children, as to all of which Mr. Assaf disclaims beneficial ownership.

(2)   Includes 37,500 shares issuable upon exercise of options.

(3)   Includes 6,666 shares issuable upon exercise of options.

(4)   Includes 150,000 shares issuable upon exercise of options.

(5) Includes 240,000 shares issuable upon exercise of options. Also includes 16,387 shares allocated to Mr. Lineberger's account under the ESOP as of June 30, 1996, over which Mr. Lineberger has sole voting power.

(6)   Includes 27,500 shares issuable upon exercise of options.

(7) Includes 30,000 shares issuable upon exercise of options. Also includes 556 shares allocated to Mr. Price's account under the ESOP as of June 30, 1996, over which Mr. Price has sole voting power.

(8)   Includes 27,500 shares issuable upon exercise of options.

(9)   Includes 150,000 shares issuable upon exercise of options.

(10)  Includes 15,000 shares issuable upon exercise of options.

(11) Includes 1,992,316 shares issuable upon exercise of options and 116,415 shares allocated to executive officers under the ESOP as of June 30, 1996, over which executive officers exercise sole voting power.

(12) Does not include a total of 70,615 shares (less than 1% of the shares of the Company's outstanding Common Stock) held under the ESOP as of June 30, 1996, and unallocated, which are voted by the trustee of the ESOP trust fund in accordance with the instructions of the ESOP Plan Committee, consisting of two directors, Dr. Milnes and Mr. Ray.

     For the purpose of the foregoing table, each of the directors and executive officers is deemed to be the beneficial owner of shares which may be acquired by him within 60 days through the exercise of options, if any, and such shares are deemed to be outstanding for the purpose of computing the percentage of the Company's Common Stock beneficially owned by him and by the directors and executive officers as a group. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of the Company's Common Stock beneficially owned by any other person.

     Each of the persons named in the above table as beneficially owning the shares set forth opposite his name has sole voting power (as to outstanding shares) and sole investment power over such shares, except as otherwise indicated.

                             ELECTION OF DIRECTORS

     Unless otherwise specified, shares represented by the enclosed proxy will be voted for the election of Ronald G. Assaf and Dr. Arthur G. Milnes, who have been nominated by the Board of Directors as directors to serve until the Annual Meeting of Stockholders in 1999 and until their successors are elected and qualified. Each of the nominees is now a director of the Company. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the meeting.

     The Board of Directors is divided into three classes. One class will stand for election for a three-year term at the Annual Meeting of Stockholders on November 22, 1996. The terms of office of the other two classes do not expire until the Annual Meetings of Stockholders in 1997 and 1998, respectively. The names of, and certain information concerning, the nominees and the other directors are set forth below:


                                                 FIRST YEAR
                                                 BECAME
      NAME                                  AGE  DIRECTOR    OFFICES
      ----                                  ---  --------    -------

Nominees to serve until
Annual Meeting of Stockholders in 1999:

      RONALD G. ASSAF (a) ................  61     1966      Chairman of the Board of Directors

      DR. ARTHUR G. MILNES (b)(e)(f)(g) ..  74     1968      Director

Continuing Directors to serve until
Annual Meeting of Stockholders in 1997:

      JEROME M. LeWINE (a)(f)(g) .........  56     1974      Director

      TIMOTHY P. HARTMAN (c)(d) ..........  57     1995      Director

      ROBERT A. VANOUREK (a) .............  54     1995      President, Chief Executive Officer
                                                             and Director

Continuing Directors to serve until
Annual Meeting of Stockholders in 1998:

      THOMAS V. BUFFETT (b)(c)(d) ........  60     1992      Director

      JAMES E. LINEBERGER (a)(c)(d).......  59     1968      Chairman of the Executive
                                                             Committee and Director

      JOHN T. RAY, JR. (b)(d)(e)(g).......  58     1989      Director

- ---------------------

(a) Member of the Executive Committee               (e)  Member of the Stock Incentive Plan Committee
(b)  Member of the Audit Committee                  (f)  Member of the Technology Committee
(c) Member of the Finance Committee                 (g)  Member of the Compensation Committee (until
(d) Member of the Governance Committee                   September 6, 1996)


     Ronald G. Assaf, a founder of the Company, has been Chairman of the Board of Directors of the Company since October 1971 and served as President and Chief Executive Officer of the Company from 1974 to January 1986. In January 1988, Mr. Assaf was appointed Co-Chief Executive Officer and in July 1988 was reappointed to the positions of President and Chief Executive Officer. In October 1995, Mr. Assaf relinquished the title of President when Robert A. Vanourek was appointed President and Chief Operating Officer of the Company. In August 1996, Mr. Assaf retired as Chief Executive Officer of the Company. He continues to serve as Chairman of the Board. Mr. Assaf is also a director of Hilite Industries Inc. and Computer Integration Corporation.

     Thomas V. Buffett is President of Clipper Investments, a private firm that invests in, and provides consulting services to, the alarm industry. He served as Chairman and Chief Executive

Officer of Automated Security (Holdings) PLC, a United Kingdom-based international company specializing in electronic security, from 1974 through October 1994.

     Jerome M. LeWine has been a partner of the New York City law firm of Christy & Viener for more than five years.

     James E. Lineberger has been Chairman of the Executive Committee of the Company since 1974. From January 1988 to July 1988, Mr. Lineberger served as Co-Chief Executive Officer of the Company. He has been a partner of Lineberger & Co. and its predecessors, private investment firms, since 1974. Additionally, Mr. Lineberger serves as Chairman of the Board of Directors of Hilite Industries Inc.

     Dr. Arthur G. Milnes is professor emeritus of electrical and computer engineering at Carnegie-Mellon University, Pittsburgh, Pennsylvania, where he has been a member of the faculty for more than five years.

     John T. Ray, Jr. has served since June 1985 as the Senior Vice President and General Manager of the United States Adhesives, Sealants and Coatings Division of H.B. Fuller Company, expanded in 1994 to include Mexico and Canada and now known as North American ASC Group.

     Timothy P. Hartman was appointed a Director of the Company in July 1995 by the Board of Directors. Mr. Hartman was Chairman of NationsBank of Texas until his retirement in June 1996, and also was a director and Vice Chairman of its parent corporation until he retired in 1994. Before joining the NationsBank organization in 1982, Mr. Hartman was the Chief Financial Officer of Baldwin-United Corporation, a diversified financial services company, with which he was associated from 1963 through 1981.

     Robert A. Vanourek joined the Company in October 1995 as its President and Chief Operating Officer. In August 1996, Mr. Vanourek was appointed Chief Executive Officer of the Company. From 1992 until he joined the Company, Mr. Vanourek was President and Chief Executive Officer of Recognition International, Inc. ("Recognition"), a provider of document processing hardware, software and services worldwide, which merged with BancTek, Inc. in October 1995. He acted as Co-Chief Executive Officer of Recognition from 1989 to 1992. Before joining Recognition, Mr. Vanourek was a Group Vice President of Pitney Bowes, Inc., with which he had been affiliated since 1981, and prior to that, he had positions with Avery Dennison Corporation and Couroc Corporation.

     None of the directors has any family relationship with any other director or with any executive officer of the Company.

     The Company has no reason to believe that the nominees will be unable or unwilling to serve as directors, if elected. If, however, the nominees should decline or be unable to act as directors, the shares represented by the enclosed proxy will be voted for such other person or persons as may be nominated by the Board of Directors.

Committees and Meetings

     The Board of Directors has standing Executive, Audit, Finance, Governance, Stock Incentive Plan and Technology Committees. Until September 6, 1996, the Company had a standing Compensation Committee, whose responsibilities were assumed at that time by the newly-created Governance Committee.

     The Audit Committee reviews the proposed scope of audit and non-audit services and the fees proposed to be charged for such services, reviews the reports and receives comments and recommendations from the Company's internal audit function and the Company's independent auditors following completion of the annual audit, and reviews with such auditors and management the Company's accounting policies and the adequacy of the Company's internal accounting controls. The Audit Committee also deals with special matters relating to the Company's accounting practices and financial statements brought to its attention by the Company's internal auditors, management or the Company's independent auditors. The Audit Committee met 17 times during the 1996 fiscal year.

     The Finance Committee was established early in fiscal 1996 to evaluate and provide counsel on proposals for short- and long-term financing for the Company and other financial transactions. The Finance Committee met five times during the past fiscal year.

     The Governance Committee was formed in September 1996 to address corporate governance issues generally. The Committee will, among other things, evaluate the performance of the Company's Chief Executive Officer and other executive officers and will assume the responsibilities previously carried out by the Compensation Committee. The Governance Committee will also have responsibility for reviewing the composition of the Board, evaluating its performance and considering the qualifications of prospective nominees to serve as directors. Stockholders may recommend nominees for consideration by the Governance Committee by submitting such recommendations, in writing, to the Committee in care of the Secretary of the Company. The Governance Committee has not yet met during fiscal 1997.

     The Compensation Committee, through September 6, 1996, when its responsibilities were assumed by the Governance Committee, was responsible for implementing the Company's cash compensation policies and determining the salaries, bonuses and certain other benefits of executive officers of the Company. It also from time to time made recommendations to the Board of Directors regarding other compensation matters. The Compensation Committee met nine times during the 1996 fiscal year.

     The Stock Incentive Plan Committee administers the Company's 1995 Stock Incentive Plan (the "1995 Plan"), as well as the Company's 1989 Stock Incentive Plan (the "1989 Plan") with respect to options outstanding thereunder (no new options have been granted under the 1989 Plan since the adoption of the 1995
Plan). Administration of the 1995 Plan includes the granting of awards to officers, key employees and directors who are eligible to participate in the 1995 Plan. The Stock Incentive Plan Committee met eight times during the 1996 fiscal year.

     The Technology Committee reviews the Company's research and development projects and technological developments on behalf of the Board of Directors and advises the Board on the significance and potential of such developments. The Technology Committee met six times during the 1996 fiscal year.

     The Board of Directors held nine meetings during the 1996 fiscal year. No director of the Company during the last fiscal year attended fewer than 82% of the aggregate number of meetings of the Company's Board of Directors and of all committees of the Board of Directors on which he served.

Compensation of Directors

     During fiscal 1996, the directors of the Company (other than Messrs. Assaf and Vanourek) received annual compensation for all services as follows: Mr. Lineberger, $155,000; Mr. Buffett, $80,000; Mr. Hartman, $20,000; Mr. LeWine, $50,000; Dr. Milnes, $33,200; Mr. Ray,

$20,000; and, in the cases of Dr. Milnes and Messrs. Ray and Hartman, an additional $3,000 for each meeting of the Board of Directors (other than telephonic meetings); Dr. Milnes and Mr. Ray received an additional $3,000 for service on the Audit Committee, and an additional $3,000 for service on compensation committees; and Mr. Hartman received an additional $3,000 for service on the Finance Committee. In Mr. Lineberger's case, such compensation reflects his services as a director, Chairman of the Executive Committee and a member of the Finance Committee. Mr. Lineberger also participated in various benefit plans for executive officers of the Company. Under the Company's Executive Salary Continuation Plan (described below in Note 8 to the "Summary Compensation Table") Mr. Lineberger will receive annual retirement benefits currently fixed at $112,500.

     In addition, the directors of the Company participate in either the Directors Stock Option Plan (the "Directors Plan") or the 1995 Plan. The Directors Plan provides for annual, non-discretionary grants of 10-year options to purchase 7,500 shares of Common Stock (after an initial grant to new directors participating in the Directors Plan of an option to purchase 20,000 shares) at an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant, and exercisable on a cumulative basis in three equal annual installments. In fiscal 1996, Dr. Milnes and Mr. Ray each received options to purchase 7,500 shares of Common Stock under the Directors Plan. Mr. Hartman received an initial grant of an option to purchase 20,000 shares when he became eligible to participate in the Directors Plan in July 1995. Messrs. Lineberger and LeWine received options to purchase a total of 20,000 and 15,000 shares of Common Stock, respectively, under the 1995 Plan. Messrs. Assaf and Vanourek also participated in the 1995 Plan, as described below under "Executive Compensation."

     A Board of Directors Retirement Plan for non-officer directors, adopted in 1989, provides for monthly payments over 15 years beginning upon the later of the attainment of age 60 or retirement from the Company, or upon the director's earlier death. The Plan provides that the benefits are 50% vested after five years of service and are vested an additional 10% for each year of service thereafter. Benefits are payable to the director's designated beneficiary or estate in the event of death. If the director dies while in office and prior to attaining the age of 60, the director's vested interest would be deemed to be equal to that which would have accrued had he remained in office until attaining that age. Annual benefits are fixed by the Board of Directors or a committee thereof and are currently fixed at $50,000 for Mr. LeWine, $40,000 for Mr. Buffett and $20,000 for each of Dr. Milnes, Mr. Ray and Mr. Hartman.


                             EXECUTIVE COMPENSATION

         REPORT OF THE COMPENSATION AND STOCK INCENTIVE PLAN COMMITTEES

     Through fiscal 1996 the Compensation Committee of the Board of Directors, consisting of Messrs. Ray and LeWine and Dr. Milnes, and the Stock Incentive Plan Committee of the Board, consisting of Mr. Ray and Dr. Milnes, implemented the Company's compensation programs. The Compensation Committee had responsibility for, among other things, periodically reviewing and determining the cash compensation and certain other non-equity-based benefits of the Company's executive officers. The Stock Incentive Plan Committee administers the Company's 1995 Plan and grants awards thereunder to the Company's executive officers, key employees and participating directors, including stock-based long-term incentive compensation under the Company's Long-Term Incentive Program ("LTIP"). In fiscal 1996, the Compensation Committee and the Stock Incentive Plan Committee received from the Company's Chief Executive Officer recommendations with respect to compensation of the Company's other executive officers and met with him to evaluate such executives' performance and, at times, to discuss the bases for his recommendations. The Committees met without the Chief Executive Officer to evaluate his performance and to determine compensation of all executive officers.

     The members of the Compensation Committee and the Stock Incentive Plan Committee provide the following report, each being responsible for the portions thereof which refer to them or their separate functions.

Compensation Policy

     The Company's executive compensation programs are designed to attract and retain qualified leaders and motivate them to achieve the Company's short- and long-term business objectives. The Company believes that the key to achieving such goals is to provide compensation that is competitive with the compensation packages provided by comparable companies and of which a high proportion is "at risk" for performance, in the form of annual incentive bonuses and long-term stock-based incentives.

Fiscal 1996 Performance

     Fiscal 1996 was a difficult year for the Company. After an extensive review of its operations, cost structure and products, the Company undertook in fiscal 1996 a substantial restructuring and reorganization of its business units and product lines, with the goal of reducing costs, increasing efficiencies and improving gross margins. This restructuring had a significant adverse impact on operations and results, and, together with special charges and other factors, caused the Company to miss its earnings and other overall corporate goals for fiscal 1996.

     The Company believes that it is addressing the problems that have affected its recent performance and has assembled a management team capable not only of implementing corrective measures, but also of leading the Company into a new era of sustained growth. Notwithstanding the dislocations of the restructuring and special charges in fiscal 1996, the Company's business remains vital. Revenues for the entire year were up approximately $100 million, or 12%, over fiscal 1995. New products and technology, including improved Ultra-Max labels and deactivators, were brought to market. The Company also made a significant contribution to the 1996 Centennial Olympic Games in Atlanta as a corporate sponsor and the official supplier of electronic security equipment.

Base Salary

     Base compensation for executive officers reflects both the individual's responsibilities and experience and the competitive salary ranges for executives with similar responsibilities in corporations with revenues comparable to those of the Company. The Compensation Committee relied on information from a variety of sources to determine competitive cash compensation ranges, including executive compensation surveys conducted by employee benefit consulting firms. The base salaries of the Company's executive officers in the past have generally been set at or below the median salaries reported for comparable positions.

     Base salaries generally are modified annually as warranted by the performance of the Company or the applicable department or business unit, or by the performance of the executive officer or changes in his responsibilities. The Compensation Committee did not adopt in fiscal 1996 any salary increases for the Company's executive officers.

Bonuses

     The annual cash bonus component of an executive officer's compensation depends upon the officer's performance, that of the Company and, if the executive officer has responsibility for a particular department or business unit, the performance of that department or business unit. Certain officers, including Messrs. Witter and Price, receive incentive bonuses based primarily on performance goals for the business unit or revenue-producing operations for which they are responsible and in part on the achievement of overall corporate goals. The bonuses for the Company's executive officers with broad corporate responsibilities, such as the Chief Executive Officer and the Chief Financial Officer, are based largely on the financial performance of the Company overall. The Company believes that an executive officer's responsibility for the success of his business unit and of the Company increases as his duties expand. Accordingly, a larger proportion of a more senior executive officer's compensation generally will be variable, performance-based incentive compensation, compared to that of other executive officers.

     In a year such as fiscal 1996, however, when the Company failed to meet expectations, bonuses were reduced substantially and foregone in cases where they were based primarily on overall corporate financial performance. Accordingly, bonuses awarded executive officers generally for fiscal 1996 were significantly below bonuses awarded in prior fiscal years. In addition, based on the Company's financial results, Messrs. Assaf and Lineberger did not expect, and were not awarded, bonuses in fiscal 1996.

     Both Mr. Vanourek and Mr. Pierce were entitled to guaranteed bonuses for fiscal 1996, and Mr. Witter was guaranteed a bonus for the second half of fiscal 1996, under their respective employment agreements with the Company.

Stock-Based Incentives

     The Company believes that stock options are a very important component of executive compensation because they encourage an executive to remain in the Company's employ and link long-term rewards to stock price appreciation. The Stock Incentive Plan Committee recognizes that such long-term incentives will motivate executives to balance pressures to manage for the short-term with the steps necessary to assure the Company's future vitality. Under the Company's regular stock option incentive program, options typically are granted annually.

     Awards granted under the LTIP are designed to serve as longer-term incentives than yearly option grants under the 1995 Plan. In particular, options and restricted stock awarded under the terms of the LTIP have longer vesting schedules than has been the case with most prior option grants to participants, with earlier vesting in whole or in part if certain four-year performance goals are achieved. Although awards of options and restricted stock were made under the LTIP in fiscal 1995, no additional grants were made thereunder in fiscal 1996.

     In determining the size of a grant to an executive officer or participating director under either the regular stock option incentive program or the LTIP, the Stock Incentive Plan Committee considers the number of shares that would be thought to be a meaningful incentive for long-term performance, given the participant's position, responsibilities, level of cash and stock-based incentive compensation, and expected contributions, as well as the recommendations of employee benefits consultants who have studied such compensation at comparable companies.

     In 1993, the Internal Revenue Service enacted Section 162(m) of the Internal Revenue Code, which limits the deductibility of executive compensation in excess of $1,000,000 per year. However, this limitation does not apply to performance-based compensation, provided certain conditions are satisfied. The Company's policy is generally to preserve the federal income tax deductibility of compensation paid to its executives. Accordingly, to the extent feasible, the Company has taken action to preserve the deductibility of certain stock-based incentive awards to its executive officers under the 1995 Plan. However, notwithstanding the Company's general policy, the Governance Committee and the Stock Incentive Plan Committee retain the authority to authorize compensation that may not be deductible if they believe that it is in the interest of the Company to do so. Other elements of compensation, including perquisites and cash and other bonuses, even those based on performance, may also cause a covered executive officer's income to exceed deductible limits.

Additional Factors Relating to CEO's Compensation

     The Committees measured Mr. Assaf's performance in fiscal 1996 by the above standards and with consideration of his role in implementing the restructuring described above, recruiting the Company's new Chief Executive Officer and rebuilding the management organization. Mr. Assaf, a founder of the Company, has been a driving force in its growth for thirty years. Mr. Assaf led the Company's efforts to develop technical innovations, diversify its product lines and expand its markets and presence worldwide. It was the belief of the Committees that Mr. Assaf's continued availability and commitment to the Company would contribute to the Company's future success. Accordingly, the Board and the Committees approved a five-year agreement with Mr. Assaf assuring the Company of his services over that period. Mr. Assaf continues as Chairman of the Board and will provide consulting services to the Company under such agreement.


             Compensation Committee          Stock Incentive Plan Committee
             ----------------------          ------------------------------
           John T. Ray, Jr., Chairman          John T. Ray, Jr., Chairman
                Jerome M. LeWine                    Arthur G. Milnes
                Arthur G. Milnes



          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company established a Stock Purchase Loan Plan (the "Loan Plan") in 1979 under which officers, directors and certain designated key employees may borrow an amount equal to the purchase price of shares of the Company's Common Stock purchased upon exercise of their respective stock options ("Option Shares") and an amount approximating the amount of income tax liability resulting from the exercise of such options. Under the Loan Plan, loans generally bear interest at the rate of 4% per annum, payable annually. Loans are required to be secured and to comply with Federal Reserve margin requirements, to the extent applicable. The loans generally are due within five years of the date of the loan, upon cessation of employment or upon the sale of the Option Shares, whichever occurs first. (Information regarding loans to directors and executive officers under the Loan Plan is set forth below under "Stock Purchase Loan Plan.")

     The firm of Christy & Viener, of which Mr. LeWine is a partner, acts as counsel to the Company and also performs legal services for the Company's domestic and foreign subsidiaries. The firm received fees in the aggregate amount of approximately $2,088,085 for legal services rendered to the Company and its subsidiaries during the fiscal year ended June 30, 1996.

                           SUMMARY COMPENSATION TABLE

     The following table shows compensation for services rendered in all capacities to the Company and its subsidiaries during fiscal 1996, 1995 and 1994 by the Chief Executive Officer and by the next four highest-paid executive officers of the Company.


                                                                                  Long-Term
                                                                                 Compensation
                                            Annual Compensation                     Awards
                                   --------------------------------------  ------------------------
                                                                           Restricted
                                                                             Stock                         All Other
                                   Salary    Bonus       Other Annual        Awards    Options/SARS      Compensation
Name and Principal Position  Year  ($)(1)     ($)    Compensation     ($)    ($)(2)       (#)(3)              ($)
- ---------------------------  ----  -------  -------  --------------------  ----------  ------------  ---------------------
Ronald G. Assaf,             1996  545,000    --          58,566 (14)          --           100,000    104,110 (5)(6)(7)(8)
Chairman of the Board of     1995  521,154  200,000           --            726,669         150,000     54,166 (5)(6)(7)(8)
Directors and Chief          1994  464,615  425,000           --               --            75,000     79,054 (5)(6)(7)(8)
Executive Officer (4)
- ---------------------------------------------------------------------------------------------------------------------------
Robert A. Vanourek,          1996  302,408  233,333           --               --           450,000     61,563 (10)
President and Chief          1995    --       --              --               --              --             --
Operating Officer (9)        1994    --       --              --               --              --             --
- ---------------------------------------------------------------------------------------------------------------------------
Gerd Witter,
President, Sensormatic       1996  301,309  110,806           --               --            50,000     63,434 (8)(10)
Europe and Senior Vice       1995  209,365   83,960           --            305,638          47,000     76,830 (8)(10)
President (11)               1994  215,405  153,513           --               --            20,000     60,516 (8)(10)
- ---------------------------------------------------------------------------------------------------------------------------
Garrett E. Pierce,           1996  138,462  150,000           --               --           200,000
Senior Vice President and    1995     --      --              --               --           --                --
Chief Financial Officer      1994     --      --              --               --           --                --
- ---------------------------------------------------------------------------------------------------------------------------
Terry W. Price,              1996  203,000   63,807           --               --            50,000     13,021 (6)(7)(13)
President, Commercial/       1995  193,640   50,500           --            184,006          34,000     36,171 (6)(7)(13)
Industrial Worldwide         1994  180,203   54,200       99,929 (12)          --            20,000     27,867 (6)(7)(13)
Operations/Senior Vice
President
- ---------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------


  (1) In fiscal 1995 and 1994, annual raises were effective near the beginning of a calendar year. The salaries set forth for each fiscal year reflect amounts actually paid during that fiscal year, including, in fiscal 1995 and 1994, about six months at the prior year's annual rate and about six months at the annual rate for such fiscal year.

  (2) Restricted stock was awarded to participants in the Company's 1995 Long-Term Incentive Program (the "LTIP") adopted in fiscal 1995 under the 1995 Stock Incentive Plan (the "1995 Plan"). The total undiscounted value of aggregate restricted stock holdings of each of the named executive officers as of the date of grant is set forth in this column, although vesting is contingent on Company performance requirements and/or continued employment with the Company. Dividends payable on restricted stock awards pursuant to the 1995 Plan and the LTIP are held by the Company and paid to the grantee upon vesting, if and when vesting occurs. As of June 30, 1996, the value of the restricted stock held by the named executive officers was $381,538, $160,475 and $96,613 for Messrs. Assaf, Witter and Price respectively.

  (3) The Company has not issued any stock appreciation rights to the named executive officers. See footnote 1 to the table "Option/SAR Grants in Last Fiscal Year" for summary terms of options granted.

  (4) Mr. Assaf was Chairman of the Board and Chief Executive Officer of the Company throughout fiscal 1996 and President of the Company until October 1995, when Robert Vanourek became President. In August 1996, Mr. Vanourek became Chief Executive Officer of the Company.

  (5) Includes a contribution of $33,720 toward the funding of a $1,000,000 death benefit provided by the Company. The Company no longer provides this benefit to Mr. Assaf.

  (6) Includes contributions made by the Company under its Employee Stock Ownership Plan, which is a defined contribution plan, to or for the benefit of the eligible named executive officers. Under the ESOP, the Company makes an annual contribution to a trust fund for the benefit of participants in an amount determined by the Board of Directors. Fund assets are required to be invested primarily in the Company's Common Stock. The trust fund holds shares which it previously acquired from the Company at a price of $8.46 per share, paid for by delivery of a promissory note of the ESOP's trustee. Principal and interest of the note are payable from the proceeds of the Company's annual contributions. As the indebtedness is retired, a proportionate amount of the purchased shares are allocated to the accounts of eligible employees under such plan. In fiscal 1996, the Company contributed $603 each for the accounts of Messrs. Assaf and Price.

  (7) Includes contributions made by the Company under its Sensor Save Plan ("SSP"), which is a defined contribution plan, to or for the benefit of the eligible named executive officers. The SSP is a 401(k) plan under which the Company makes annual contributions as determined by the Board of Directors and additional contributions matching a proportion of participating employees' voluntary contributions. In fiscal 1996, the Company contributed $4,875 each to the accounts of Messrs. Assaf and Price.

  (8) Includes contributions made by the Company under or in connection with the Executive Salary Continuation Plan ("ESCP"), which is a plan that provides for defined deferred compensation benefits, to or for the benefit of the eligible named executive officers. Under the ESCP, a participating executive officer will receive an annual retirement benefit of an amount determined by the Board of Directors multiplied by a percentage equal to the participant's vested interest as of the date of the participant's termination of employment. Benefits generally vest over a 15-year schedule and are payable in monthly installments for 15 years from the later of the participant's attainment of retirement age
      (60) or the participant's actual retirement from employment with the Company, or, if earlier, from the participant's death. The Company has purchased life insurance policies on the participants and anticipates that the cash surrender value and death benefits of such policies will reimburse the Company for a portion of its obligations under the ESCP. The Company's contributions toward the funding of benefits under the ESCP during fiscal 1996 were $58,594 and $7,434 for Messrs. Assaf and Witter, respectively. Based upon the ESCP as presently in effect, Messrs. Assaf and Witter could expect to receive annual retirement benefits under the ESCP of $455,000 and $100,000, respectively, as last determined by the Board of Directors.

  (9) Mr. Vanourek was President and Chief Operating Officer of the Company from October 1995 until August 12, 1996. At that time, he assumed the position of Chief Executive Officer of the Company while continuing as its President.

 (10) Includes contributions made by the Company under or in connection with the Senior Executive Defined Contribution Retirement Plan (the "Senior Executive Plan"), which is a target benefit defined contribution plan, to or for the benefit of the eligible named executive officers. Under the Senior Executive Plan, which was established by the Company in fiscal 1994 for certain senior officers, a participant will receive an annual retirement benefit equal to the lesser of (i) the benefit previously targeted for such participant by the Board of Directors or (ii) the benefit which could be paid out of such participant's investment account under the Senior Executive Plan, the annual yield of which will be determined by the chief executive officer of the Company, subject to the approval of the Board of Directors or a committee thereof, in each case multiplied by a percentage equal to the participant's vested interest as of the date of the participant's termination of employment. Benefits under the Senior Executive Plan generally vest over a 15-year schedule, but a participant who has ten or more years of service and is employed by the Company immediately prior to his normal retirement is deemed to be 100% vested upon retirement. Benefits are payable in monthly installments for 15 years after the later to occur of the participant's attainment of retirement age (60) or his actual retirement from employment with the Company, or, if earlier, the participant's death. Upon a change in control of the Company, the monthly benefit payable under the Senior Executive Plan would become equal to the targeted benefit and the participant's benefit under the Senior Executive Plan would become 100% vested. The Company has purchased life insurance policies on the participants and anticipates that the cash surrender value and death benefits of such policies will reimburse the Company for substantially all its obligations under the Senior Executive Plan. The Company's contributions toward the funding of benefits under the Senior Executive Plan during fiscal 1996 were $61,653, $0 and $56,000 for Messrs. Vanourek, Pierce and Witter, respectively. Based upon the Senior Executive Plan as presently in effect, Messrs. Vanourek, Pierce and Witter, assuming their respective vested interests will be 100% upon attaining retirement age and the yield from their respective investment accounts will be sufficient to fund their respective targeted benefits (as last determined by the Board of Directors), could expect to receive annual retirement benefits under the Senior Executive Plan of $387,500, $225,000 and $68,000, respectively.

 (11) Although Mr. Witter's cash compensation is presented in U.S. dollars, such compensation is determined and payable in German marks.
      Fluctuations in the rate of exchange between the two currencies from year to year result in fluctuations in the cash compensation of Mr. Witter as reported from year to year in U.S. dollars.

 (12) Of this total Other Annual Compensation, $74,510 represents reimbursement for taxes paid by Mr. Price as a result of his relocation to Florida in fiscal 1993. The balance includes benefits paid under the Company's Executive Medical Reimbursement Plan, membership dues and an automobile allowance.

 (13) Includes contributions made by the Company under or in connection with the Key Executive Supplemental Retirement Plan (the "KESRP"), a plan providing for deferred defined compensation benefits for certain executive officers and other key employees not covered by the Senior Executive Plan or by the ESCP. In the case of Mr. Price, the KESRP would provide ten years of monthly payments of a targeted benefit determined by the Chief Executive Officer with the approval of the Board, subject to periodic reviews and other factors. The award vests 5% after three years of service, an additional 5% for each year of service through eight years of service, and an additional 10% for each year through fifteen years of service. The vested interest of a participant who has ten or more years of service and is employed by the Company immediately prior to his normal retirement (age 62) is deemed to be 100% upon such retirement. The full targeted benefit is payable to the participant's beneficiary or his estate in the event of death or disability while actively employed by the Company. Upon a change in control of the Company, the monthly benefit payable under the KESRP would become equal to the targeted benefit and the participant's benefit under the KESRP would become 100% vested. The Company has invested in insurance contracts on the lives of KESRP participants to provide the primary source of funds for benefit payments under the KESRP. The Company's contribution toward the funding of benefits under the KESRP during fiscal 1996 was $5,520 for Mr. Price. Based upon the KESRP as presently in effect, and assuming his interest would be 100% upon attaining normal retirement age, Mr. Price could expect to receive annual retirement benefits of $46,250.

 (14) Of this total, $16,011 represents imputed interest income resulting from Mr. Assaf's loan under the Company's Stock Purchase Loan Plan and $15,850 represents imputed income from the use of a Company-provided automobile. The balance includes benefits paid under the Company's Executive Medical Reimbursement Plan, membership dues, tax preparation fees and a miscellaneous expense allowance.

     The Company has entered into an agreement with Mr. Assaf, effective August 12, 1996, pursuant to which he will provide consulting services over a five-year period and for which he will receive annual cash compensation of $455,000 and certain benefits. Mr. Assaf will not receive separate compensation for his service as Chairman of the Board of Directors. The Company also has an agreement with Mr. Vanourek, terminable by the Company on 30 days' notice, pursuant to which he currently receives a base salary of $475,000 per annum and will have a targeted bonus of not less than $350,000 per annum. Mr. Vanourek is entitled to two years' severance if his employment terminates under certain circumstances. Under Mr. Pierce's employment agreement with the Company, which is terminable by the Company upon 30 days' notice, Mr. Pierce currently receives a base salary of $320,000 per annum and will have a targeted bonus of not less than $150,000 per annum. The Company also has an employment agreement, terminable by the Company on 30 days' notice, with Mr. Witter, which provides for a minimum annual salary of 462,000 German marks and two years' severance if his employment terminates under certain circumstances.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides certain information with respect to options granted to each person named in the Summary Compensation Table during fiscal 1996. In addition, in accordance with Securities and Exchange Commission rules, there are shown hypothetical gains that would exist for the options granted, based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The named officers will realize no gain on these options unless the price of the Common Stock increases above the exercise price for such options, which will benefit all stockholders proportionately. No stock appreciation rights have been awarded by the Company.

                                                   Individual Grants
                      ----------------------------------------------------------------------------    Potential Realizable Value at
                                                                                                      Assumed Annual Rates of Stock
                                                Percent of                                                Price Appreciation for
                             Options/             Total                                                      Option Term(2)
                               SARS            Options/SARS                                                  --------------
                            Granted in          Granted to         Exercise
                              Fiscal           Employees in        or Base       Expiration
      Name                    Year(1)           Fiscal Year         Price           Date              5%($)             10%($)
      ----                    -------           -----------         -----        ----------           -----             ------
Ronald G. Assaf               100,000              4.34%           $18.1875        2/12/06          1,143,802          2,898,619

Robert A. Vanourek            450,000              19.53%          $  22.12       10/15/05          2,750,107          6,077,017

Gerd Witter                    50,000              2.17%           $18.1875        2/12/06            571,901          1,449,310

Garrett E. Pierce             200,000              8.68%           $  17.75        1/17/06            980,800          2,167,311

Terry W. Price                 50,000              2.17%           $18.1875        2/12/06            571,901          1,449,310

All Optionees
(participants)(3)           2,303,050               100%           $  18.85                      $ 27,294,600     $   69,170,000
- --------------------------------------------------------------------------------------------------------------------------------
All Stockholders'                                                                                $903,840,496     $2,290,509,276
Potential Realizable
Value at Assumed
Growth Rates(4)
- --------------------------------------------------------------------------------------------------------------------------------


(1) All options granted during the period were non-qualified options granted pursuant to the 1995 Stock Incentive Plan (the "1995 Plan") at fair market value on the date of grant. Options granted to the named executives and other officers of the Company have terms of ten years and, like options granted under the Company's predecessor Stock Incentive Plans, generally become exercisable on a cumulative basis in three equal annual installments, commencing on the first anniversary of the date of grant. Certain options granted to executive officers under the 1995 Plan in fiscal 1995 become exercisable in full after the fifth anniversary of the date of grant or at such earlier date on which the fair market value of the Company's Common Stock has exceeded the exercise price by at least 35% for at least ten consecutive trading days, provided such earlier date is after the first anniversary of the date of grant.

(2) The potential realizable value of these options does not take into account any taxes or other expenses that might become payable as a result of exercise. The Company expresses no opinion and makes no representation that this level of appreciation will, in fact, be realized.

(3) Calculated based on the weighted average exercise price of all options granted during fiscal 1996 ($18.85), and assuming all options have a term of ten years.

(4) Calculated based on the weighted average exercise price of all options granted during fiscal 1996 ($18.85), and assuming stock price appreciation at the indicated rates over the same period used to calculate the individuals' potential realizable value.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

     The following table sets forth as to each person named in the Summary Compensation Table the specified information with respect to option exercises during fiscal 1996 and the status of their options at the end of fiscal 1996.

                                                                                        Value of Unexercised
                                                         Number of Unexercised           in--the--Money (2)
                                                         Options/SARs at Fiscal           Options/SARS at
                        Number of Shares    Value              Year--End              Fiscal Year--End ($)(3)
                           Acquired on     Realized    --------------------------     -----------------------
       Name                 Exercise        ($)(1)     Exercisable Nonexercisable   Exercisable Nonexercisable
       ----                 --------       --------    ----------- --------------   ----------- --------------
Ronald G. Assaf               90,500      $1,016,805      1,134,500        325,000      $     0             $0

Robert A. Vanourek                 0      $        0              0        450,000      $     0             $0

Gerd Witter                        0      $        0         15,000        117,000      $     0             $0

Garrett E. Pierce                  0      $        0              0        200,000      $     0             $0

Terry W. Price                     0      $        0         30,000        104,000      $46,875             $0

(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may become payable in respect of the sale of any such shares.

(2) "In-the-money" options are options whose exercise price was less than the market price of Common Stock at June 30, 1996.

(3) Based on a stock price of $16.375 per share, which was the closing price of a share of Common Stock reported on the New York Stock Exchange on June 30, 1996.

                               PERFORMANCE GRAPH

     The SEC requires the Company to present a line graph comparing cumulative, five-year stockholder returns on an indexed basis with the Standard & Poor's 500 Stock Index (the "S&P 500") (or another broad-based index) and either a nationally-recognized industry standard or a group of peer companies selected by the Company. The Company has selected, for purposes of this performance comparison, nine public companies (the "Self-Constructed Peer Group") believed to offer security products or services similar to those offered by the Company, and the provision of which products or services represents a significant portion of their respective businesses. A list of these companies follows the graph below. The graph assumes that $100 was invested on June 1, 1991, in each of the Common Stock, the S&P 500 and the Self-Constructed Peer Group (weighted on the basis of capitalization), and that all dividends were reinvested.


                                      SRM


                                                    Cumulative Total Return

                                             -----------------------------------------
                                              6/91   6/92    6/93    6/94  6/95  6/96
Sensormatic Electrs Corp             SRM       100    115     169     188   234   109

PEER GROUP                           PPEER1    100    111     139     145   153   254

S & P 500                            I500      100    113     129     131   165   208


The Self-Constructed Peer Group consists of the following companies: ADT Ltd.; Automated Security Holdings Ltd.; Borg-Warner Security Corp.; Checkpoint Systems, Inc.; Diebold, Incorporated; Pinkerton's, Inc.; Pittway Corp.; Vicon Industries, Inc. and The Wackenhut Corporation.

Agreements Relating to Change in Control

     The Board of Directors, in 1988, authorized the Company to enter into agreements (the "Agreements") providing for certain protections and benefits for all executive and certain other officers in connection with a change in control of the Company. The Agreements, among other things, protect the value of stock options held by such persons, protect their retirement benefits, provide for severance compensation in the event of certain terminations of service and provide, in certain cases where the Company is acquired at a premium over the market price for the Common Stock, a bonus based on such premium.

     For purposes of the Agreements, a "change in control" will be deemed to have occurred if (a) any "person" or "group" of persons (as the terms "person" and "group" are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules thereunder) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the then outstanding securities of the Company or (b) a change of more than 25% in the composition of the Board of Directors occurs within a two-year period unless such change was approved in advance by at least two-thirds of the previous directors.

     Under the Agreements, upon the occurrence of a change in control, all stock options become fully exercisable. In addition, in the case of an acquisition of 50% or more of the Company's voting securities, or a merger or certain other events which result in the elimination of the Common Stock or a cessation of trading of the Common Stock in a nationally recognized market, the Company may be required by the officers to purchase options or stock held by them at the highest price per share paid in connection with the change in control, less, in the case of unexercised options, the exercise price (or, in the case of shares previously acquired upon exercise of options, a price equal to the cost of such option shares (including related tax costs), if greater).

     The Agreements provide for the protection of compensation levels and benefits during an attempted change in control and for three years following a change in control. In addition, the Agreements provide for severance compensation in amounts commensurate with previous annual compensation in the event of certain terminations of service with the Company following a change in control. Severance payments would be payable generally for a period of up to 36 months, but not less than 24 months, in the event of involuntary termination of service (other than for cause, as defined in the Agreements) within 36 months following a change in control deemed "non-approved" by the Board of Directors. In the case of the chief executive officer of the Company, similar payments would be payable following an "approved" change in control and irrespective of the manner of termination (other than for cause). The chief executive officer is required to provide consulting services to the Company during a portion of the period he receives severance compensation following a voluntary termination of service. For other officers generally, severance payments would be payable for up to one year in the event of voluntary termination of service following a "non-approved" change in control or involuntary termination of service following an "approved" change in control. Involuntary termination is defined to include resignation following a material change in responsibilities, a reduction in compensation or relocation.

     The Agreements also provide, in the event of termination of service of the officer following a "non-approved" change in control, that the Company pay to such officer an amount equal to the non-vested portion of his accounts under the Company's employee retirement plans (other than the ESCP).

     The Agreements further provide, in the event of a change in control involving the acquisition of 50% or more of the Company's voting securities, or a merger or other transaction affecting the market in the Common Stock as described above, for the payment of bonuses if the stockholders receive a substantial premium over the market price of the Company's Common Stock.

The amounts of such bonuses are directly related to, and increase in relation to increases in, the percentage of such premium.

     Pursuant to the Agreements, the officers are obligated to continue to make their services available to the Company during an attempted change in control and for six months following a change in control.

     In 1988, the Company also entered into agreements similar to the Agreements described above with certain non-executive officers, other key employees and Mr. LeWine. Certain other officers and other key employees of the Company have also been granted agreements providing for certain benefits following a "non-approved" change in control.

     In addition, in 1989, the Company entered into an agreement with Dr. Milnes, a director of the Company, containing provisions with respect to options and stock held by him and the protection of retirement benefits under the Directors Retirement Plan substantially similar to the corresponding provisions in the Agreements. Such agreement for Dr. Milnes does not provide for any severance benefits, bonus payments or similar benefits. In 1996, similar agreements were entered into with Messrs. Buffett, Hartman and Ray, also directors of the Company.

     Under their respective employment arrangements, the Company has also agreed that Mr. Vanourek would be entitled to the change in control benefits applicable to the chief executive officer and that Mr. Pierce would be entitled to such benefits applicable to executive officers generally.

     The Board of Directors of the Company believes that the Agreements will help assure management's continued dedication to their duties to the Company notwithstanding the occurrence of any change in control and in particular, will enable management to assess objectively and impartially, and advise the Board of Directors with respect to, any proposal received by the Company regarding a change in control. In addition, such agreements will help assure continued services to the Company by management and other key personnel.

Stock Purchase Loan Plan

     Under the Company's Stock Purchase Loan Plan established in 1979 to facilitate the exercise of stock options, Mr. Assaf and Mr. Lineberger had loans outstanding during the fiscal year ended June 30, 1996, in the maximum amount of $1,781,648 and $996,817 respectively. Those amounts represent the currently outstanding balances of the loans. The loan presently outstanding to Mr. Lineberger was outstanding in March 1984 and, in accordance with amendments to the Stock Purchase Loan Plan adopted in March 1984, was non-interest bearing through March 1996. In February 1996 the Board of Directors extended the term of Mr. Lineberger's loan to March 1998, with interest accruing thereon at 6% per annum beginning after March 1996. The loan to Mr. Assaf was made during fiscal 1996.

Transactions with Management

     The Company holds a June 30, 1995, promissory note of TSI Security Acquisition Corp. ("TSI"), a company in which Mr. Lineberger is the principal investor, in original principal amount of $109,789. The note is payable in installments from 1996 to 2000, bears interest at the rate of 10% per annum and is subordinate to other indebtedness of TSI borrowed for working capital purposes. The outstanding principal balance of the TSI note at June 30, 1996, was $99,789.

Certain Filings

     Section 16(a) of the Securities Exchange Act of 1934 requires the
Company's directors, executive officers and persons who own beneficially more than ten percent of the Company's outstanding Common Stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other securities of the Company on Forms 3, 4 and 5, and to furnish the Company with copies of all such forms they file. Based on a review of copies of such reports, all of the Company's directors and officers timely filed all reports required with respect to fiscal 1996, except that Dennis Gillette, a Senior Vice President, filed a Form 4 reporting the June 15, 1995, sale of 3,056 shares of Common Stock on the open market several months late and Timothy Hartman, a director of the Company, filed his Form 4 for January 1996, reporting the open market purchase of 30,000 shares of Common Stock, ten days late.

Certain Legal Proceedings

     Three derivative actions have been filed against certain directors of the Company in the Court of Chancery of the State of Delaware by Marion Lord and Norman Rabinstein, Harry Lewis, and Alan Freberg on or about September 7, September 13 and September 14, 1995, respectively. The complaints name Messrs. Ronald G. Assaf, Thomas V. Buffett, Jerome M. LeWine, James E. Lineberger, John
T. Ray, Jr. and Dr. Arthur G. Milnes, six of the Company's current directors, and Mr. Michael Pardue, a former director, as defendants, and the Company as nominal defendant. The complaints assert, among other things, claims for breach of fiduciary duties of care and loyalty, mismanagement and waste of corporate assets. The plaintiffs, who claim to be stockholders of the Company, seek restitution and/or damages in favor of the Company and imposition of a constructive trust upon defendants' proceeds from trading activities in the Company's securities allegedly based upon non-public information, together with costs, attorneys' fees, accountants' fees, experts' fees and other relief. These three actions have been consolidated. The Company intends to defend vigorously against these actions.


                PROPOSAL TO AMEND THE 1995 STOCK INCENTIVE PLAN
                   TO INCREASE THE NUMBER OF SHARES AVAILABLE
                            FOR ISSUANCE THEREUNDER

General

     In early fiscal 1995, the Company and its stockholders approved the 1995 Plan and authorized 3,900,000 shares of Common Stock for issuance thereunder. As of September 5, 1996, approximately 441,000 shares remained available for issuance in connection with future grants under the 1995 Plan.

     In September 1996, the Board of Directors approved an amendment to the 1995 Plan, subject to stockholder approval, to increase the number of shares of Common Stock of the Company that may be issued under the 1995 Plan by 2,000,000 shares. This amendment is now being submitted to the stockholders for approval.

     The Board of Directors recommends approval of the amendment. The purpose of the 1995 Plan is to aid the Company in attracting, retaining and motivating officers, key employees and directors by providing them with incentives for making significant contributions to the growth and profitability of the Company. The 1995 Plan is designed to accomplish this goal by giving participants a proprietary interest in the success of the Company, through the grant of stock options and other incentive awards. The amendment, if approved, would increase the total number of shares authorized for issuance under the 1995 Plan to 5,900,000, leaving approximately 2,441,000 shares available for future grants. The Board of Directors believes that this additional share reserve is necessary to permit the Company to make available competitive long-term incentives for Plan participants to improve the Company's performance and thereby create stockholder value.

     Set forth below is a brief description of the principal features of the 1995 Plan.

General Terms

     The 1995 Plan authorizes the Company to grant awards in the form of stock options, both incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code")) and non-qualified stock options, SARs and awards payable in stock, restricted stock or cash. All of such awards may be granted singly, in combination or in tandem, or in substitution for awards granted previously under the 1995 Plan or any other plan of the Company. In addition, the 1995 Plan permits the Company to extend dividend equivalency rights to awards made thereunder. The payment or exercise of any awards, including stock options, under the 1995 Plan may be conditioned on the satisfaction of various criteria, such as the achievement of specific business objectives, attainment of growth rates and other comparable measurements of the Company's performance. While some or all of the other types of awards referred to above may be made from time to time, the Company has principally granted stock options under the 1995 Plan and has also granted restricted stock awards under its 1995 Long-Term Incentive Program under the 1995 Plan.

     The 1995 Plan terminates in November 2004. If the amendment is approved, the number of shares authorized for issuance thereunder would be increased to 5,900,000. Shares related to awards (or portions thereof) that are forfeited, canceled or terminated, expire unexercised, are surrendered in exchange for other awards, or are settled in cash in lieu of shares or in any other manner such that shares covered by an award are not and will not be issued, will be restored to the total number of shares available for issuance pursuant to awards granted under the 1995 Plan. The aggregate number of shares issuable pursuant to awards, or which may be used as a basis for SARs, granted to any individual participant under the 1995 Plan is limited to 800,000 shares during any three consecutive fiscal-year periods beginning after July 1, 1994, subject to proportional adjustments as described below.

     The 1995 Plan provides that, in the event of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, consolidation or similar event, proportional adjustments will be made in (a) the number of shares of the Company's Common Stock (i) reserved for issuance under the 1995 Plan, (ii) available for options or other awards and for issuance pursuant to options, or upon which SARs may be based, for individual participants, and (iii) covered by outstanding awards; (b) the prices related to outstanding awards; and (c) the appropriate fair market value and other price determinations for such awards. In addition, equitable adjustments will be made in the event of any other change affecting the Company's Common Stock or any distribution (other than normal cash dividends) to stockholders of the Company.

     The 1995 Plan provides that it shall be administered by a Stock Incentive Plan Committee designated by the Board of Directors (the "Committee"), consisting of at least two directors who are not officers or employees of the Company or any of its subsidiaries. The Committee has the sole authority, among other things, to: grant awards; determine the terms, conditions and limitations of awards (including any applicable performance criteria); establish rules, procedures, regulations and guidelines relating to the 1995 Plan generally; and to interpret the 1995 Plan and award agreements entered into pursuant to the Plan.

     Officers, key employees and directors who are also officers or employees of the Company or its subsidiaries or who have been designated by the Board of Directors of the Company as eligible to receive awards under the 1995 Plan, are eligible to participate in the 1995 Plan. Key employees are those employees who hold positions of responsibility or whose performance, in the judgment of the Committee, can have a significant effect on the growth and profitability of the Company. The number of persons who are currently eligible to participate in the 1995 Plan is approximately 550.

     Generally, a 1995 Plan participant may exercise or receive payment of an award only while employed by or associated with the Company or a subsidiary of the Company, except that, under some circumstances, and subject to restrictions and limitations imposed by the Committee, the Committee may permit exercise by, or payment to, participants who have retired or become disabled, or who otherwise have had their employment or association with the Company or a subsidiary thereof terminated. In addition, if a participant dies while still employed or associated with the Company or a subsidiary thereof, the estate, heirs or beneficiaries of the deceased participant may, subject to restrictions and limitations imposed by the Committee, exercise or receive payment in respect of awards held by the participant at the time of death. In general, awards granted under the 1995 Plan are not assignable or transferable by a participant, except under the limited circumstances contemplated by the 1995 Plan.

     The exercise price of an option granted under the 1995 Plan will be not less than the fair market value of the Company's Common Stock on the date of grant. (The closing sales price of a share of the Company's Common Stock was $17.50 on September 24, 1996, as reported on the New York Stock Exchange.) The exercise price of an option must be paid in full in cash at the time of exercise, or, if permitted by the Committee, may be paid in whole or in part by
(a) tendering shares of Common Stock or surrendering another award granted under the Plan or another benefit plan of the Company, (b) delivering a promissory note issued by the participant to the Company pursuant to the terms and conditions of the Company's Stock Purchase Loan Plan or otherwise as determined by the Committee, or (c) any other means acceptable to the Committee. In order to enable the Company to satisfy any tax payment obligations resulting from any exercise of, or other payment on, an award under the Plan, the Company has the right, among other things, to withhold an appropriate amount from such payment or to withhold an appropriate number of shares of the Company's Common Stock receivable by the participant, for payment thereof.

     The 1995 Plan may not, without the approval of the stockholders as set forth therein, be amended to (i) materially increase the aggregate number of shares of the Company's Common Stock that may be issued under the 1995 Plan (except for adjustments pursuant to the 1995 Plan in connection with a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, consolidation or similar event, as described above),
(ii) materially increase the benefits accruing to participants (and the limit on the aggregate number of shares that may be issued to any individual participant during any three consecutive fiscal-year periods pursuant to options, or which are used as a basis of SARs, may not be amended at all without the approval of stockholders) or (iii) materially modify the eligibility requirements of the 1995 Plan. The 1995 Plan may not be changed in such a way as to alter, impair, amend, modify, suspend or terminate any rights of a participant or any obligations of the Company under any award theretofore granted in any manner adverse to such participant without the consent of such participant.


Federal Income Tax Consequences

     Under current federal tax laws and regulations and judicial interpretations thereof, which are subject to change at any time, the following are the federal income tax consequences generally arising with respect to awards granted under the 1995 Plan. The grant of a stock option or SAR will create no tax consequences for the participant or the Company. The participant will have no taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and the Company will not receive a deduction when an incentive stock option is exercised. Upon exercising an SAR or a non-qualified stock option, the participant must recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the exercise date. At such time, the Company will receive a deduction for the same amount (assuming the applicable requirements of Section 162(m) of the Internal Revenue Code have been met).

     With respect to other awards granted under the 1995 Plan that are settled in cash or stock that is either transferable or not subject to a substantial risk of forfeiture, the participant must recognize ordinary income in an amount equal to the cash or the fair market value of the shares received, when received. The Company will receive a deduction for the same amount, provided that, at the time the income is recognized, the participant either is not a covered employee or does not have total compensation in excess of $1,000,000 for the year of recognition (other than compensation that otherwise meets the requirements of Section 162(m) of the Internal Revenue Code). With respect to other awards granted under the 1995 Plan that are settled in stock that is subject to restrictions as to transferability and subject to a substantial risk of forfeiture, the participant must recognize ordinary income in an amount equal to the fair market value of the shares received on the date the shares first become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. At such time, the Company will receive a deduction for the same amount, subject to the proviso set forth above in this paragraph.

     The tax treatment upon disposition of shares acquired under the 1995 Plan will depend on how long the shares have been held. In the case of shares acquired through exercise of a stock option, the tax treatment will also depend on whether or not the shares were acquired by exercising an incentive stock option. There will be no tax consequences to the Company upon the disposition of shares acquired under the 1995 Plan except that the Company may receive a deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding period has been satisfied.


Recommendation

     The Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders to continue to offer the long-term incentive compensation necessary in the current competitive business environment to attract, retain and motivate key employees to make significant contributions to the Company. Accordingly, the Board of Directors has adopted, and recommends that the stockholders approve, the amendment to the 1995 Plan increasing the total number of shares that may be issued under the 1995 Plan by 2,000,000.

     Approval requires the affirmative vote of a majority of the votes cast at the meeting, in person or by proxy, on such proposal, provided that the total vote cast represents over 50% of all shares entitled to vote on the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE 1995 STOCK INCENTIVE PLAN.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     In order for a stockholder proposal to be eligible for inclusion in the Company's proxy material relating to its 1997 Annual Meeting (currently scheduled to be held on November 14, 1997) it must be in writing and received by the Secretary of the Company prior to June 6, 1997. Stockholders wishing to bring any matter before a meeting should consult the Company's By-Laws with respect to any applicable notice or other procedural requirements.


                                 ANNUAL REPORT

     All stockholders of record on September 24, 1996, have been sent, or are concurrently being sent, a copy of the Company's 1996 Annual Report on Form 10-K, which contains certified financial statements of the Company for the fiscal year ended June 30, 1996.

     ANY PERSON WHO WAS A STOCKHOLDER OF THE COMPANY AT THE CLOSE OF BUSINESS
ON SEPTEMBER 24, 1996, MAY OBTAIN ADDITIONAL COPIES OF THE COMPANY'S 1996 ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE, BY WRITTEN REQUEST TO THE COMPANY, 951 YAMATO ROAD, BOCA RATON, FLORIDA 33431-4425, ATTENTION: SHAREHOLDER RELATIONS.


                                  ACCOUNTANTS

     The Company's independent auditors, selected by the Board of Directors, are Ernst & Young L.L.P, certified public accountants. Ernst & Young, and its predecessor, Arthur Young & Company, have served as the Company's auditors since 1969.

     Representatives of Ernst & Young are expected to be present at the Annual Meeting of Stockholders, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions at the meeting.


                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Company knows of no matter other than those set forth herein which will be presented for consideration at the Annual Meeting of Stockholders. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, on such matters in accordance with their judgment.


                                     WALTER A. ENGDAHL
                                     Secretary


Boca Raton, Florida
September 30, 1996

                                                                     Appendix A

                                   P R O X Y

                      SENSORMATIC ELECTRONICS CORPORATION

           PROXY - ANNUAL MEETING OF STOCKHOLDERS - NOVEMBER 22, 1996

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

                 The undersigned, a stockholder of SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation (the "Company"), does hereby appoint ROBERT
A. VANOUREK, WALTER A. ENGDAHL and GARRETT E. PIERCE, and each of them, the true and lawful attorneys and proxies, with full power of substitution, for and in the name, place and stead of the undersigned, to vote, as designated on the reverse side, all of the shares of stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Deerfield Beach/Boca Raton Hilton, 100 Fairway Drive, Deerfield Beach, Florida 33441, on November 22, 1996, at 10 A.M., local time, and at any adjournment or adjournments thereof.

                                                                         [SEE
                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)        REVERSE
                                                                         SIDE]

[ X ]  PLEASE MARK VOTES AS IN THIS EXAMPLE.


UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES.

     1.  ELECTION OF DIRECTORS.

Nominees:   Ronald G. Assaf and Dr. Arthur G. Milnes


     FOR ALL NOMINEES [   ]    WITHHELD FROM ALL NOMINEES [   ]


For, except vote withheld from the following nominee:


[   ] __________________________________________________________________________


     MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW  [   ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 2.


     2.  PROPOSAL TO APPROVE THE AMENDMENT TO THE 1995 STOCK INCENTIVE PLAN.

                 FOR             AGAINST         ABSTAIN
                [   ]             [   ]           [   ]


     3. To vote with discretionary authority with respect to all other matters which may come before the meeting.


NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if returned in the enclosed envelope and mailed in the United States.

The undersigned hereby revokes any proxy or proxies heretofore given and ratifies and confirms all that the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. All of said proxies or their substitutes who shall be present and act at the meeting, or if only one is present and acts, then that one, shall have and may exercise all of the powers hereby granted to such proxies. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated September 30, 1996, and a copy of the Annual Report on Form 10-K for the fiscal year ended June 30, 1996.


Signature: __________________________________________ Date ____________________


Signature: __________________________________________ Date ____________________